Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 20, 2013, relating to the financial statements and financial statement schedule of Office Depot, Inc., and the effectiveness of Office Depot, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Office Depot, Inc. for the year ended December 29, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Boca Raton, Florida

April 8, 2013